Exhibit 99.1
DOLAN MEDIA COMPANY
REPORTS FOURTH QUARTER AND YEAR-END 2008 RESULTS
•	Fourth quarter 2008 revenues increased 44.2% year-over-year to $59.0 million, including $18.6 million from the acquisition of National Default Exchange (NDEx) in September 2008
•	Cash provided from operating activities was $18.2 million in the fourth quarter and $34.5 million for the year
•	Company reduced debt by $16.2 million in the fourth quarter
•	Net income was $3.4 million in the fourth quarter and $14.3 million for the year
•	Adjusted EBITDA was $17.1 million for the fourth quarter and $55.4 million for the year* (See “Non-GAAP Financial Measures” below)
•	Net income per diluted share was $0.12 for the fourth quarter and $0.53 for the year
•	Cash earnings per diluted share were $0.24 for the fourth quarter and $0.86 for the year (See “Non-GAAP Financial Measures” below)
•	Company provides guidance for 2009
MINNEAPOLIS, MINNESOTA — February 24, 2009 — Dolan Media Company (NYSE: DM), a leading provider of business information and professional services to the legal, financial and real estate sectors in the United States, today announced financial results for the three months and year ended December 31, 2008. These financial results are preliminary pending the filing of the company’s Form 10-K with the U.S. Securities and Exchange Commission.
“We finished the year with $189.9 million in revenues, $14.3 million in net income and $55.4 million in adjusted EBITDA. We are pleased to report that revenues from existing businesses grew slightly in 2008 even with the difficult regulatory and economic conditions we faced in the third and fourth quarters,” said James P. Dolan, chairman, chief executive officer and president. “Countercyclical revenue streams, together with our diverse geographic mix, provided stability to our operations during these conditions.”

“In the fourth quarter, we focused on de-leveraging our balance sheet and, by the end of the year, had used our strong cash flow from operating activities to reduce our total debt from $171.7 million to $155.5 million. National Default Exchange, which we acquired in September 2008, contributed $18.6 million in revenues, which is consistent with our initial expectations for this business,” Dolan said. “We continue to make progress integrating the NDEx operations into APC.”
“We expect the national housing crisis to continue as home values fall, unemployment rises and the portfolio of seriously delinquent home mortgages grows,” Dolan said. “We continue to monitor these changes so that we remain well-positioned to respond effectively in this economic and regulatory climate.”
For the three months and year ended December 31, 2008, Dolan Media Company announces the following financial results (dollars in thousands, except per share data):

	Three Months Ended	Three Months Ended	Year-over-year
	December 31,	December 31,	Percentage
	2008	2007	Change
	(unaudited)	(unaudited)
Total revenues	$58,998	$40,915	44.2%
Business Information Division (BI) revenues	22,044	22,944	(3.9)%
Professional Services Division (PS) revenues	36,954	17,971	105.6%
Operating income	9,951	8,001	24.4%
Net income	3,446	3,125	10.3%
Adjusted EBITDA[1]	17,098	10,687	60.0%
Net income per diluted share	0.12	0.12	0.0%
Cash earnings[1]	7,041	5,005	40.7%
Cash earnings per diluted share[1]	0.24	0.20	20.0%

	Year Ended	Year Ended	Year-over-year
	December 31, 2008	December 31, 2007	Percentage Change
Total revenues	$189,946	$151,989	25.0%
Business Information Division (BI) revenues	90,450	84,974	6.4%
Professional Services Division (PS) revenues	99,496	67,015	48.5%
Operating income	35,717	32,175	11.0%
Net income (loss)[2]	14,303	(54,034)	—
Adjusted EBITDA*[1]	55,395	43,108	28.5%
Net income (loss) per diluted share	0.53	(3.41)	—
Cash earnings[1]	23,234	18,293	27.0%
Cash earnings per diluted share[1]	0.86	1.15	(25.2)%
Other Non-GAAP financial measures that exclude $1.5 million non-recurring, non-operating acquisition break-up fee3 incurred in the third quarter of 2008 (tax affected)

Net income (loss)[1]	$15,203	$(54,034)	—
Net income (loss) per diluted share[1]	0.56	(3.41)	—
Cash earnings[1]	24,134	18,293	31.9%
Cash earnings per diluted share[1]	0.89	1.15	(22.6)%

*
Please refer to “Non-GAAP Financial Measures” below to see a revision to the calculation of adjusted EBITDA from how we reported this financial measure prior to the three and nine months ended September 30, 2008. This revision to adjusted EBITDA accounts for non-recurring items of income and expense, which for the year ended December 31, 2008, was only the break-up fee we paid during the third quarter. There were no such items of income or expense for the year ended December 31, 2007.

1
Please refer to the “Non-GAAP Financial Measures” below for a reconciliation of this Non-GAAP financial measure to GAAP and why we believe it is an important measure of our performance. The calculation of adjusted EBITDA accounts for non-recurring items of income and expense, which for the year ended December 31, 2008, solely consists of the previously announced break-up fee we incurred during the third quarter of 2008. There were no such items of income or expense for the year ended December 31, 2007.

2
Net loss for 2007, included non-cash interest expense of $66.1 million related to our redeemable preferred stock. We did not record non-cash interest expense related to redeemable preferred stock during the year ended December 31, 2008, because we redeemed all outstanding shares of preferred stock in connection with our initial public offering on August 7, 2007.

3
In the third quarter, we paid a $1.5 million break-up fee pursuant to an agreement with the sellers of a business we intended to acquire, but did not. We have excluded this break-up fee because it is a non-operating, non-recurring expense and is not related to our on-going operations.

Full Year 2009 Guidance
We expect 2009 revenues to be in the range of $236.0 million to $240.0 million. We expect revenues for the Business Information Division to be between $88.0 million and $90.0 million and we expect revenues for the Professional Services Division revenue to be between $148.0 million and $150.0 million. Net income for the year is anticipated to be in the range of $15.5 million to $18.0 million and adjusted EBITDA to be in the range of $66.4 million to $68.0 million. We anticipate minority interest expense in the range of $2.0 million to $3.0 million and interest expense to be between $8.5 million and $9.0 million during the year. Cash distributions to minority partners are expected to be in the range of $1.0 million to $1.5 million. Net income per diluted share is expected to be in the range of $0.53 and $0.61, and cash earnings per diluted share are expected to be in the range of $0.90 to $0.98. This guidance assumes that we will not acquire any new businesses in 2009 and that any government and lender-based programs focused on foreclosures will have no material effect on our results of operation.

Fourth Quarter 2008 Discussions
Total revenues for the fourth quarter of 2008 were $59.0 million, an increase of 44.2% from $40.9 million in the same period in 2007. APC revenues were up $19.5 million in the fourth quarter 2008 compared to fourth quarter 2007, primarily resulting from the acquisitions of NDEx and the Minnesota mortgage default processing services business of Wilford & Geske in 2008. This increase in mortgage default processing revenues was offset by a $0.9 million decline in total revenues in the Business Information Division and a $0.5 million decline in revenues in Counsel Press year-over-year.
Business Information Division revenues for the three months ended December 31, 2008, represented 37.4% of total revenues compared to 56.1% in the same period in 2007. Professional Services Division revenues increased to 62.6% of total revenues for the fourth quarter of 2008 from 43.9% for the same prior-year period. This change in mix primarily resulted from $18.6 million in revenue in the fourth quarter from NDEx, which was acquired on September 2, 2008. We expect the Professional Services Division to continue to account for a larger portion of our total revenues in future periods.
Total operating expenses for the fourth quarter of 2008 were $50.3 million, or 85.3% of total revenues, up from 84.3% for the same period last year. This $15.9 million increase over the fourth quarter of 2007 is primarily the result of costs associated with operating NDEx and the mortgage default processing services business of Wilford & Geske, both acquired in 2008.
Direct operating expenses for the three months ended December 31, 2008, were $21.7 million, an increase of 59.6% from $13.6 million in the same period last year. The increase resulted from operating costs associated with acquisitions, primarily NDEx. As a percentage of revenue, direct operating expenses in the fourth quarter of 2008 increased 350 basis points to 36.7% compared to the same period last year, primarily as a result of our acquisition of NDEx, which, historically, has lower margins than our existing businesses in the Professional Services division.
Selling, general and administrative expenses were $22.5 million for the three months ended December 31, 2008, an increase of 25.3% from $17.9 million for the same prior-year period. This increase is primarily related to increased costs of operating acquired businesses.
Operating income for the fourth quarter of 2008 was $10.0 million, or 16.9% of revenues, an increase of 24.4% from $8.0 million, which was 19.6% of revenues in the same period in 2007. Operating margin for the quarter was down year-over-year as we reported higher amortization and depreciation expenses, primarily related to acquisitions. Operating income for the three months ended December 31, 2008, and December 31, 2007, included equity in earnings of The Detroit Legal News Publishing, LLC, of $1.3 million and $1.6 million, respectively. We believe the decline in DLNP’s earnings is due, in part, to the regulatory environment as well as foreclosure prevention efforts by mortgage lenders and loan servicers.

Business Information Division Results
Our Business Information Division publishes business journals, court and commercial media and other publications, operates web sites and produces events for targeted professional audiences in each of the 21 geographic markets that we serve across the United States. Division revenues for the fourth quarter of 2008 were $22.0 million, a decrease of 3.9% from $22.9 million for the same period in 2007. Display and classified advertising revenues decreased 14.4% year-over-year as customers tightened discretionary spending due to local economic conditions. We expect this decline to continue in 2009. Circulation revenue decreased 5.3% year-over-year resulting primarily from non-renewals of bulk subscriptions at several law firms and non-renewals of first-year subscribers of LawyersUSA. Public notice revenues offset some of this decrease, with an 8.6% increase year-over-year. This increase primarily resulted from revenues associated with the acquisition of the assets of Legal and Business Publishers, Inc., Charlotte, N.C., in February 2008.
Direct operating expenses for the Business Information Division for the fourth quarter of 2008 increased 1.7% to $7.4 million from $7.3 million for the same prior-year period. Selling, general and administrative expenses for the division decreased 6.9% to $9.1 million from $9.7 million. Total operating expenses attributable to the Business Information Division as a percentage of division revenue increased to 80.7% for the three months ended December 31, 2008, from 79.2% for the three months ended December 31, 2007.
Professional Services Division Results
Our Professional Services Division provides specialized services to the legal profession through its subsidiaries, American Processing Company, LLC (APC), and Counsel Press, LLC. APC is one of the leading providers of mortgage default processing services in the United States. Counsel Press is the nation’s largest provider of appellate services to the legal community. Professional Services Division revenues for the fourth quarter of 2008 were $37.0 million, an increase of 105.6% from $18.0 million for the same period in 2007. Revenue growth in the Professional Services Division is due to a $19.5 million increase in mortgage default processing services revenues, which was offset by a $0.5 million decrease in Counsel Press revenues. In the fourth quarter, we reported $20.0 million in mortgage default processing services revenues from businesses we acquired in 2008, most notably NDEx. Mortgage default processing services revenues from existing businesses were relatively flat during the quarter, which we attribute in part to the regulatory environment as well as foreclosure prevention efforts by mortgage lenders and loan servicers. For the three months ended December 31, 2008, APC serviced approximately 80,800 mortgage default case files, of which approximately 48,200 files were processed by businesses we acquired in 2008, compared to approximately 34,700 mortgage default case files we processed during the fourth quarter of 2007. Counsel Press, our appellate services business, reported a decrease in revenues as a result of a decrease in the average revenue per filing. Counsel Press processed approximately 2,200 filings for the fourth quarter 2008 and 2007.

Direct operating expenses attributable to the Professional Services Division increased 127.0% to $14.2 million in the fourth quarter of 2008 from $6.3 million for the same year period in 2007. The increase in direct operating expenses is primarily the result of $7.3 million of direct operating expenses from NDEx. In addition, APC incurred an additional $0.4 million of costs from operating the mortgage default processing services business of Wilford & Geske, which we acquired in February 2008. Selling, general and administrative expenses increased $5.6 million to $10.7 million primarily due to the inclusion of $5.6 million and $0.3 million of costs associated with operating NDEx and the mortgage default processing services business of Wilford & Geske, respectively. Amortization expense increased 185.4% to $3.4 million in the fourth quarter of 2008 from $1.2 million for the same period last year. The increase in amortization expense is due to the amortization of finite-lived intangible assets associated with the acquisition of the mortgage default processing business of Wilford & Geske, the purchase of membership interests in APC from its minority members in November 2007, and the acquisition of NDEx. Amortization expense related to NDEx accounted for $1.8 million in the fourth quarter 2008. Total Professional Services operating expenses as a percentage of division revenues increased to 80.0% for the three months ended December 31, 2008, from 72.4% for the prior-year period.
Balance Sheet and Liquidity
During the fourth quarter, we generated $18.2 million of cash provided by operating activities as we benefited from the contributions of our business operations, including NDEx, the early payment of receivables from some of our customers and working capital management. Days sales outstanding at the end of the year were 62.6 compared to 68.9 at the end of the third quarter 2008. Cash provided by operating activities was primarily used to pay down debt by $16.2 million during the fourth quarter. At December 31, 2008, our cash and liquidity position was solid with $2.5 million of cash on hand and the entire $40.0 million revolving line of credit available. Our leverage ratio at the end of the year was 2.3 times total debt to trailing twelve month proforma adjusted EBITDA, compared to a leverage ratio of 2.7 times at the end of the third quarter 2008. The maximum leverage allowed under our credit facility is 3.5 times total debt to trailing twelve month proforma adjusted EBITDA.
Non-GAAP Financial Measures
We are presenting the following non-GAAP financial measures: adjusted EBITDA; cash earnings and cash earnings per diluted share; cash earnings excluding break-up fee; cash earnings per diluted share, excluding break-up fee; net income (loss), excluding break-up fee; and net income (loss) per diluted share, excluding break-up fee.

Adjusted EBITDA
The adjusted EBITDA measure presented consists of net income (loss) before:
•	non-cash interest expense related to redeemable preferred stock;
•	interest expense, net;
•	income tax expense;
•	depreciation and amortization;
•	non-cash compensation expense;
•	non-recurring income or expense;
•	minority interest in net income of subsidiary;
and after:
•	minority interest distributions paid.
Management’s Use of Adjusted EBITDA
We are providing adjusted EBITDA, a non-GAAP financial measure, along with GAAP measures, as a measure of profitability because adjusted EBITDA helps us evaluate and compare our performance on a consistent basis for different periods of time. We believe this non-GAAP measure, as we have defined it, helps us evaluate and compare our performance on a consistent basis for different periods of time by removing from our operating results the impact of the non-cash interest expense arising from the common stock conversion option in our Series C preferred stock (which had no impact on its financial performance for the three and year ended December 30, 2008, because we redeemed all of its outstanding shares of preferred stock, including shares issued upon conversion of the Series C preferred stock, in connection with our initial public offering on August 7, 2007), as well as the impact of our net cash or borrowing position, operating in different tax jurisdictions and the accounting methods used to compute depreciation and amortization, which impact has been significant and fluctuated from time to time due to the variety of acquisitions that we have completed since our inception. Similarly, our presentation of adjusted EBITDA also excludes non-cash compensation expense because this is a non-cash charge for stock options and restricted shares of common stock that we have granted. We exclude this non-cash expense from adjusted EBITDA because we believe any amount we are required to record as share-based compensation expense contains subjective assumptions over which our management has no control, such as share price and volatility.
We also adjust EBITDA for minority interest in net income of subsidiary and cash distributions paid to minority members of APC because we believe this provides more timely and relevant information with respect to our financial performance. We exclude amounts with respect to minority interest in net income of subsidiary because this is a non-cash adjustment that does not reflect amounts actually paid to APC’s minority members because (1) distributions for any month are actually paid by APC in the following month and (2) it does not include adjustments for APC’s debt or capital expenditures, which are both included in the calculation of amounts actually paid to APC’s minority members. We instead include the amount of these cash distributions in adjusted EBITDA because they include these adjustments and reflect amounts actually paid by APC, thus allowing for a more accurate determination of our performance and ongoing obligations.

We also adjust EBITDA for non-recurring items of income and expense, because we believe that, due to their unusual and infrequent nature, they do not provide meaningful information about our financial performance. For purposes of this adjustment, non-recurring items do not include items of income or expense that are reasonably likely to recur within two years or for which there was a similar item of income or expense with the prior two year period. For the year ended December 31, 2008, the only non-recurring item of income or expense was the $1.5 million break-up fee we paid during the third quarter. There were no such items of income and expense for the three months ended December 31, 2008 and 2007, respectively, and the year ended December 31, 2007. We are excluding this break-up fee because it was a one-time expense that was specific to an agreement with the sellers of a business we intended to acquire, but did not. We have not entered into such break-up or termination agreements with other sellers of acquisition targets and do not intend to enter into other similar agreements. Because this is an unusual cash item, we believe it is helpful for investors to evaluate net income, without the effect of this break-up fee, because this cost is not related to our on-going operations.
We believe that adjusted EBITDA is meaningful information about our business operations that investors should consider along with our GAAP financial information. We use adjusted EBITDA for planning purposes, including the preparation of internal annual operating budgets, and to measure our operating performance and the effectiveness of our operating strategies. We also use a variation of adjusted EBITDA in monitoring our compliance with certain financial covenants in our credit agreement and are using adjusted EBITDA to determine performance-based short-term incentive payments for our executive officers and other key employees.
Adjusted EBITDA is a non-GAAP measure that has limitations because it does not include all items of income and expense that affect our operations. This non-GAAP financial measure is not prepared in accordance with, and should not be considered an alternative to, measurements required by GAAP, such as operating income, net income (loss), net income (loss) per share, cash flow from continuing operating activities or any other measure of performance or liquidity derived in accordance with GAAP. The presentation of this additional information is not meant to be considered in isolation or as a substitute for the most directly comparable GAAP measures. In addition, it should be noted that companies calculate adjusted EBITDA differently and, therefore, adjusted EBITDA as presented for our company may not be comparable to the calculations of adjusted EBITDA reported by other companies.

The following is a reconciliation of our net income (loss) to adjusted EBITDA (in thousands):

	Three Months Ended		Year Ended
	December 31,		December 31,
	2008	2007	2008	2007
Net income (loss)	$3,446	$3,125	$14,303	$(54,034)
Non-cash interest expense related to redeemable preferred stock	—	—	—	66,132
Interest expense, net	3,804	1,903	8,473	8,521
Income tax expense	1,952	2,099	9,209	7,863
Amortization of intangibles	4,206	1,941	11,793	7,526
Depreciation expense	1,987	1,021	5,777	3,872
Amortization of DLNP intangibles	377	377	1,508	1,459
Non-cash compensation expense	577	406	1,918	970
Non-recurring income or expense	—	—	1,500	—
Minority interest in net income of subsidiary	749	887	2,265	3,685
Cash distributions to minority interest	—	(1,072)	(1,351)	(2,886)

Adjusted EBITDA	$17,098	$10,687	$55,395	$43,108

Cash Earnings, Cash Earnings per Diluted Share, Cash Earnings excluding Break-up Fee and Cash Earnings excluding Break-up Fee per Diluted Share
The cash earnings measure presented consists of net income (loss) before:
•	non-cash interest expense related to redeemable preferred stock;
•	non-cash interest income related to the change in fair value of interest rate swaps;
•	amortization; and
•	an adjustment to income tax expense related to the reconciling items above at the tax rate then-in-effect
We calculate the cash earnings per diluted share measure presented by dividing cash earnings by the weighted-average number of diluted common shares outstanding during the period. We calculate the cash earnings, excluding break-up fee, measure presented by (1) adding back to cash earnings the break-up fee in the amount of $1.5 million, and (2) subtracting from cash earnings, an adjustment to income tax expense relate to the break-up fee at 40%. We calculate the cash earnings excluding break-up fee per diluted share measure presented by dividing (1) cash earnings, excluding break-up fee, by (2) the weighted-average number of diluted common shares outstanding during the period.
Management’s Use of Cash Earnings, Cash Earnings Per Diluted Share, Cash Earnings excluding Break-up Fee, and Cash Earnings excluding Break-up Fee per Diluted Share
We are providing cash earnings and cash earnings per diluted share, both non-GAAP financial measures, along with GAAP measures, as a measure of profitability because they are commonly used by financial analysts, investors and other interested parties in evaluating companies’ performance. In addition, we are providing cash earnings per diluted share in part because it offers investors a per-share metric, in addition to GAAP measures, in evaluating our performance. We believe these non-GAAP measures, as we have defined them, help us evaluate and compare our performance on a consistent basis for different periods of time by removing from our operating results non-cash income and expense items that have no effect on those results. Specifically, we have excluded non-cash interest expense related to our redeemable preferred stock (which had no impact on our financial performance for periods after August 7, 2007, when we redeemed all outstanding shares of preferred stock, including shares issued upon conversion of the Series C preferred stock); non-cash interest expense related to the change in the fair value of our interest rate swaps; amortization, which is a significant non-cash expense that has fluctuated from time to time due to acquisitions we have completed since our inception; and income tax expense related to these items.

Although cash earnings and cash earnings per share are recently disclosed metrics for our company, we believe that they provide meaningful information about our business operations that investors should consider along with its GAAP financial information. We have begun using these metrics to measure our operating performance and the effectiveness of our operating strategies. We intend to use cash earnings and cash earnings per diluted share for planning purposes, including the preparation of internal annual operating budgets for the next calendar year.
We also are presenting our cash earnings and cash earnings per diluted share measures in a manner that adds back the net effect (after taxes) of the non-recurring break-up fee. We call these non-GAAP financial measures cash earnings excluding break-up fee and cash earnings excluding break-up fee per diluted share. We are providing these measures because we believe that they provide meaningful information about our business operations that investors should consider along with our GAAP financial information. Specifically, the break-up fee was a one-time expense that was specific to an agreement with the sellers of a business we intended to acquire, but did not. We have not entered into such break-up or termination agreements with sellers of other acquisition targets and do not intend to enter into other similar agreements. As this is an unusual cash item, we believe it is helpful for investors to evaluate cash earnings without the effect of this break-up fee because this cost is not related our on-going operations.
These cash earnings-based measures are all non-GAAP measures that have limitations because they do not include all items of income and expense that affect our operations. These non-GAAP financial measures are not prepared in accordance with, and should not be considered an alternative to, measurements required by GAAP, such as operating income, net income (loss), or net income (loss) per diluted share, or any other measure of performance or liquidity derived in accordance with GAAP. The presentation of this additional information is not meant to be considered in isolation or as a substitute for the most directly comparable GAAP measures. In addition, it should be noted that companies calculate cash earnings and cash earnings per diluted share differently and, therefore, cash earnings and cash earnings per diluted share as presented for our company may not be comparable to the calculations of cash earnings and cash earnings per diluted share reported by other companies.

The following is a reconciliation of our net income (loss) to cash earnings and cash earnings per diluted share, along with a reconciliation of cash earnings to cash earnings excluding break-up fee and to cash earnings excluding break-up fee per diluted share (in thousands, except per share data):

	Three Months Ended		Year Ended
	December 31,		December 31,
	2008	2007	2008	2007
Net income (loss)	$3,446	$3,125	$14,303	$(54,034)
Non-cash interest expense related to redeemable preferred stock	—	—	—	66,132
Non-cash interest expense related to the change in fair value of interest rate swaps	1,330	814	1,388	1,237
Amortization of intangibles	4,206	1,941	11,793	7,526
Amortization of DLNP intangible	377	377	1,508	1,459
Adjustment to income tax expense related to reconciling items at effective tax rate	(2,318)	(1,252)	(5,758)	(4,027)

Cash earnings	$7,041	$5,005	$23,234	$18,293

Net income (loss) per diluted share (GAAP)	$0.12	$0.12	$0.53	$(3.41)
Cash earnings per diluted share	$0.24	$0.20	$0.86	$1.15

Weighted average diluted shares outstanding	29,864,120	25,260,119	27,112,683	15,868,033

Cash earnings excluding break-up fee

Cash earnings	$7,041	$5,005	$23,234	$18,293
Break-up fee	—	—	1,500	—
Tax effect of break-up fee at effective tax rate	—	—	(600)	—

Cash earnings excluding break-up fee	$7,041	$5,005	$24,134	$18,293

Cash earnings excluding break-up fee per diluted share	$0.24	$0.20	$0.89	$1.15
Net Income (Loss) excluding Break-up Fee and Net Income (Loss) excluding Break-up Fee per diluted share
The net income (loss) excluding break-up fee presented consists of net income (loss) before:
•	the $1.5 million break-up fee incurred during the third quarter of 2008; and
•	an adjustment to income tax expense related to the break-up fee.
We calculate the net income (loss) excluding break-up fee per diluted share measure presented by dividing net income (loss) excluding break-up fee per diluted share by the weighted-average number of diluted common shares outstanding during the period.
We are providing net income (loss) excluding break-up fee and net income (loss) excluding break-up fee per diluted share because we believe that they provide meaningful information about our business operations that investors should consider along with our GAAP financial information. Specifically, the break-up fee was a one-time expense that was specific to an agreement with the sellers of a business we intended to acquire, but did not. We have not entered into such break-up or termination agreements with sellers of other acquisition targets and do not intend to enter into other similar agreements. As this is an unusual cash item, we believe it is helpful for investors to evaluate net income without the effect of this break-up fee because this cost is not related to our on-going operations.

These measures are non-GAAP measures that have limitations because they do not include all items of income and expense that affect our operations. These non-GAAP financial measures are not prepared in accordance with, and should not be considered an alternative to, measurements required by GAAP, such as operating income, net income (loss), or net income (loss) per diluted share or any other measure of performance or liquidity derived in accordance with GAAP. The presentation of this additional information is not meant to be considered in isolation or as a substitute for the most directly comparable GAAP measures. In addition, it should be noted that companies calculate cash earnings and cash earnings per diluted share differently and, therefore, cash earnings and cash earnings per diluted share as presented for our company may not be comparable to the calculations of cash earnings and cash earnings per diluted share reported by other companies.
The following is a reconciliation of net income (loss) to net income (loss) excluding break-up fee and net income (loss) excluding break-up fee per diluted share (in thousands, except per share data):

	Three Months Ended		Year ended
	December 31,		December 31,
	2008	2007	2008	2007
Net income (loss)	$3,446	$3,125	$14,303	$(54,034)
Break-up fee	—	—	1,500	—
Tax effect of break-up fee at effective tax rate	—	—	(600)	—

Net income (loss) excluding break-up fee	$3,446	$3,125	$15,203	$(54,034)

Net income (loss) excluding break-up fee per diluted share	$0.12	$0.12	$0.56	$(3.41)
Conference Call
We have scheduled a conference call today, February 24, 2009, at 3:30 p.m. U.S. Central Standard Time (4:30 p.m. U.S. Eastern Standard Time). The call, which will be hosted by Jim Dolan, chairman, president and chief executive officer, and Scott Pollei, executive vice president and chief financial officer, will be broadcast live over the internet and accessible through the investor relations section of our web site at www.dolanmedia.com. Interested parties should access the webcast approximately 10 to 15 minutes before the scheduled start time to register and download any necessary software needed to listen to the call. A slide presentation highlighting points discussed in our fourth quarter conference call will also be available prior to the conference call start, through the investor relations section of our web site at www.dolanmedia.com. The webcast and slide presentation will be archived online and will be available at the investor relations section of our web site for a period of 21 days.

Safe Harbor Statement
This release contains forward-looking statements, including under “Full Year 2009 Guidance,” that reflect our current expectations and projections about future results, performance, prospects and opportunities. The words “anticipate,” “expect,” “believes,” “continue,” “will,” and similar expressions are intended to identify forward-looking statements. These forward-looking statements are based on information currently available to us and are subject to a number of risks, uncertainties and other factors that may cause actual results, performance, prospects or opportunities to be materially different from those expressed in, or implied by, such forward looking statements. These risks, uncertainties and other factors include, but are not limited to, the following: our business operates in highly competitive markets and depends upon the economies and the demographics of the legal, financial and real estate sectors in the markets we serve and changes in those sectors could have an adverse effect on our revenues, cash flows and profitability; we have owned and operated the businesses in our Professional Services Division (APC and Counsel Press) for a short period of time; if the number of case files referred to APC by our customers decreases or fails to increase, our operating results and ability to execute our growth strategy could be adversely affected; regulation of sub-prime, Alt A and other non-traditional mortgage products and foreclosures, including bills introduced in states where we do business, the Hope for Homeowners Act, and the Emergency Economic Stabilization Act, and voluntary foreclosure relief programs developed by lenders, loan servicers, government sponsored entities, the Hope Now Alliance, a consortium that includes loan servicers, and others over whom we have no control may have an adverse effect on or restrict our mortgage default processing services and public notice operations; a change in the laws governing public notice requirements may reduce or eliminate the amount of public notices required to be published in print, affect how newspapers are chosen for publication of public notices or adversely change the eligibility requirements for publishing public notices, which could adversely affect our revenues, profitability and growth opportunities; integration of acquired businesses may place a strain on our management and internal systems, processes and controls; the acquisition of NDEx may expose us to particular business and financial risks that include, but are not limited to: (1) diverting management’s time, attention and resources from managing the business; (2) incurring significant additional capital expenditures and operating expenses to improve, coordinate or integrate managerial, operational, financial and administrative systems; (3) failing to integrate the operations, personnel and internal controls of NDEx into APC or to manage NDEx or our growth; and (4) facing operational difficulties in new markets or with new product and service offerings; a key component of our operating income and operating cash flows has been, and may continue to be, our minority equity investment (35%) in The Detroit Legal News Publishing, LLC; we incurred additional indebtedness to close the acquisition of NDEx and this additional debt consumed a significant portion of our ability to borrow and may limit our ability to pursue other acquisitions or growth strategies; if our goodwill, identifiable intangible assets or other long-lived assets become impaired, we may be required to record a significant charge to earnings; and we may be required to incur additional indebtedness or raise additional capital to fund our operation, repay indebtedness, fund capital expenditures or fund acquisitions, which may not be available to us or on acceptable terms, when needed. Please also see “Risk Factors” contained in Item 1A of our annual report on Form 10-K filed with the SEC on March 28, 2008, in Item 1A of Part II of our quarterly reports on Form 10-Q filed with the SEC on May 8, 2008, August 11, 2008, and November 12, 2008, respectively, and on pages 2 through 7 of our prospectus filed with the SEC on October 3, 2008, all available at the SEC’s web site at www.sec.gov and our website at www.dolanmedia.com, for a description of some of these and other risks, uncertainties and factors that could cause our actual results, performance, prospects or opportunities to differ materially from those expressed in, or implied by, forward looking statements. You should not place undue reliance on any forward-looking statements. Except as required by federal securities law, we assume no obligation to update publicly or to revise these forward-looking statements for any reason, or to update the reasons actual results could differ materially from those anticipated in these forward-looking statements, even if new information becomes available, new events occur or circumstances change in the future.
Investor Contact:
Haug Scharnowski
Director Investor Relations, Dolan Media Company
haug.scharnowski@dolanmedia.com
612-317-9420

Dolan Media Company
Condensed Consolidated Balance Sheets
(In thousands, except share data)

	December 31,	December 31,
	2008	2007
	(unaudited)
ASSETS
Current assets
Cash	$2,456	$1,346
Accounts receivable, including unbilled services (net of allowances for doubtful accounts of $1,398 and $1,283 as of December 31, 2008 and December 31, 2007, respectively)	38,776	20,689
Unbilled pass-through costs	7,164	—
Prepaid expenses and other current assets	4,881	2,649
Deferred income taxes	397	259

Total current assets	53,674	24,943
Investments	17,126	18,479
Property and equipment, net	21,438	13,066
Finite-life intangible assets, net	254,917	88,946
Goodwill	118,983	79,044
Other assets	5,166	1,889

Total assets	$471,304	$226,367

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Current portion of long-term debt	$12,048	$4,749
Accounts payable	9,116	6,068
Accrued pass-through liabilities	21,598	—
Accrued compensation	7,673	4,677
Accrued liabilities	2,738	2,922
Due to sellers of acquired businesses	75	600
Deferred revenue	13,014	11,387

Total current liabilities	66,262	30,403
Long-term debt, less current portion	143,450	56,301
Deferred income taxes	18,266	4,393
Deferred revenue and other liabilities	5,136	3,890

Total liabilities	233,114	94,987

Minority interest in consolidated subsidiary (redemption value of $16,764 as of December 31, 2008)	15,760	2,204

Commitments and contingencies
Stockholders’ equity
Common stock, $0.001 par value; authorized: 70,000,000 shares; outstanding: 29,955,018 and 25,088,718 as of December 31, 2008 and December 31, 2007, respectively	30	25
Preferred stock, $0.001 par value; authorized: 5,000,000 shares; no shares outstanding	—	—
Additional paid-in capital	291,310	212,364
Accumulated deficit	(68,910)	(83,213)

Total stockholders’ equity	222,430	129,176

Total liabilities and stockholders’ equity	$471,304	$226,367

Dolan Media Company
Unaudited Condensed Consolidated Statement of Operations
(In thousands, except share and per share data)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2008	2007	2008	2007
Revenues
Business Information	$22,044	$22,944	$90,450	$84,974
Professional Services	36,954	17,971	99,496	67,015

Total revenues	58,998	40,915	189,946	151,989

Operating expenses
Direct operating: Business Information	7,430	7,304	31,116	28,562
Direct operating: Professional Services	14,244	6,274	36,932	23,180
Selling, general and administrative	22,471	17,932	74,257	62,088
Amortization	4,206	1,941	11,793	7,526
Depreciation	1,987	1,021	5,777	3,872

Total operating expenses	50,338	34,472	159,875	125,228
Equity in earnings of The Detroit Legal News Publishing, LLC	1,291	1,558	5,646	5,414

Operating income	9,951	8,001	35,717	32,175
Non-operating expense
Interest expense, net of interest income of $138 and $175 in 2008 and 2007, respectively	(2,474)	(1,089)	(7,085)	(7,284)
Non-cash interest expenses related to interest rate swaps	(1,330)	(814)	(1,388)	(1,237)
Non-cash interest expense related to redeemable preferred stock	—	—	—	(66,132)
Break-up fee and other income (expense), net	—	13	(1,467)	(8)

Total non-operating expense	(3,804)	(1,890)	(9,940)	(74,661)

Income (loss) before income taxes and minority interest	6,147	6,111	25,777	(42,486)
Income tax expense	(1,952)	(2,099)	(9,209)	(7,863)
Minority interest in net income of subsidiary	(749)	(887)	(2,265)	(3,685)

Net income (loss)	$3,446	$3,125	$14,303	$(54,034)

Net income (loss) per share:
Basic	$0.12	$0.13	$0.53	$(3.41)
Diluted	$0.12	$0.12	$0.53	$(3.41)
Weighted average shares outstanding:
Basic	29,805,033	24,935,642	26,985,345	15,868,033
Diluted	29,864,120	25,260,119	27,112,683	15,868,033

Dolan Media Company
Unaudited Condensed Consolidated Statements of Cash Flows
(In thousands)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2008	2007	2008	2007
Cash flows from operating activities
Net income (loss)	$3,446	$3,125	$14,303	$(54,034)
Distributions received from The Detroit Legal News Publishing, LLC	1,400	1,400	7,000	5,600
Minority interest distributions paid	—	(1,072)	(1,351)	(2,886)
Non-cash operating activities:
Amortization	4,206	1,941	11,793	7,526
Depreciation	1,987	1,021	5,777	3,872
Equity in earnings of The Detroit Legal News Publishing, LLC	(1,291)	(1,558)	(5,646)	(5,414)
Minority interest	749	887	2,265	3,685
Stock-based compensation expense	577	406	1,918	970
Deferred income taxes	1,311	252	735	252
Change in value of interest rate swap and accretion of interest on note payable	1,380	910	1,593	1,608
Non-cash interest related to redeemable preferred stock	—	—	—	66,611
Amortization of debt issuance costs	62	48	218	744
Change in accounting estimate related to self-insured medical reserve	—	—	(470)	—
Changes in operating assets and liabilities, net of effects of business acquisitions:
Accounts receivable	7,041	(1,305)	(2,313)	(5,010)
Prepaid expenses and other current assets	1,094	(150)	(746)	(857)
Other assets	136	(692)	226	(664)
Accounts payable and accrued liabilities	(3,388)	1,356	(2,340)	5,669
Deferred revenue	(470)	354	1,489	(413)

Net cash provided by operating activities	18,240	6,923	34,451	27,259

Cash flows from investing activities
Acquisitions and investments	1,095	(15,642)	(182,423)	(32,977)
Capital expenditures	(2,644)	(1,557)	(6,601)	(7,281)
Other	—	—	100	130

Net cash used in investing activities	(1,549)	(17,199)	(188,924)	(40,128)

Cash flows from financing activities
Net (payments) borrowings on senior revolving note	(99,000)	9,000	(9,000)	9,000
Proceeds from borrowings or conversions on senior term notes	85,000	—	110,000	10,000
Proceeds from initial public offering, net of underwriting discount	—	—	—	141,593
Payments on senior long-term debt	(2,254)	(1,250)	(5,000)	(41,000)
Redemption of preferred stock	—	—	—	(101,089)
Proceeds from private placement of common stock, net of offering costs	(58)	—	60,483	—
Proceeds from stock options exercises	18	—	21	—
Capital contribution from minority partner	—	—	1,179	—
Payment on unsecured note payable	—	—	(1,750)	—
Payments of initial public offering costs	—	(132)	—	(4,117)
Payments of deferred financing costs	(3)	(38)	(407)	(929)
Tax benefit on stock options exercised	64	—	64	—
Other	(1)	1	(7)	(29)

Net cash provided by financing activities	(16,234)	7,581	155,583	13,429

Net increase in cash and cash equivalents	457	(2,695)	1,110	560
Cash and cash equivalents at beginning of the period	1,999	4,041	1,346	786

Cash and cash equivalents at end of the period	$2,456	$1,346	$2,456	$1,346